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                       CERTIFICATE OF OWNERSHIP AND MERGER

                     MERGING DMC STRATEX NETWORKS, INC. INTO

                          DIGITAL MICROWAVE CORPORATION

                         (PURSUANT TO SECTION 253 OF THE

                      GENERAL CORPORATION LAW OF DELAWARE)

     Digital Microwave Corporation, a Delaware corporation, (the "Corporation") does hereby certify:

     First: That the Corporation is incorporated pursuant to the General Corporation Law of Delaware.

     Second:  That the Corporation  owns all of the  outstanding  shares of each
class  of  the  capital  stock  of  DMC  Stratex  Networks,   Inc.,  a  Delaware
Corporation.

     Third: That the Corporation by the resolution of its Board of Directors duly adopted on May 9, 2000 has determined to change its name to DMC Stratex Networks, Inc. contingent upon stockholder approval of the name change.

     Fourth: That in order to effectuate this name change, the Corporation, by the following resolutions of its Board of Directors, duly adopted on August 8, 2000, determined to merger into itself DMC Stratex Networks, Inc. on the conditions set forth in such resolutions:

              Resolved: That Digital Microwave Corporation merge into itself its subsidiary, DMC Stratex Networks, Inc., and assume all of said subsidiary's liabilities and obligations (the "Merger").

              Further Resolved: That any of the officers of this Corporation be and they hereby are directed to make, execute and acknowledge a certificate of ownership and merger setting forth a copy of the resolution to merge said DMC Stratex Networks, Inc. into this corporation and to assume said subsidiary's liabilities and obligations and to file the same in the office of the Secretary of State of Delaware.

              Further Resolved: That as part of the Merger this Corporation amend Article I of its Restated Certificate of Incorporation (the "Certificate of Incorporation") to state in its entirety: "The name of the Corporation is: DMC Stratex Networks, Inc." There shall be no other changes in the Certificate of Incorporation or the Amended and Restated Bylaws of the Corporation.

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              Further Resolved: that any officer of this corporation, acting individually, be, and each hereby is, authorized, empowered and directed to execute and deliver such documents, instruments, certifications and verifications, and to do and perform such other acts and deeds, as any such officer shall deem to be necessary or convenient in order to carry out the purpose of the foregoing resolutions without any further action of the Board of Directors of this corporation; and

              Further Resolved, that any actions heretofore or hereafter taken by the officers of this corporation within the terms of the foregoing resolutions are hereby ratified and confirmed as the act and deed of this corporation.

         IN WITNESS WHEREOF, said corporation has caused this Certificate of Ownership to be signed by its authorized officer, as of 8th day of August, 2000.

                           DIGITAL MICROWAVE
                           CORPORATION

                           By:  /S/ CARL A. THOMSEN
                              -------------------------------------------------
                           Title: Senior Vice President/Chief Financial Officer